Exhibit 3.1

AMENDMENT TO AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

CELL THERAPEUTICS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of Cell Therapeutics, Inc., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is Cell Therapeutics, Inc.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”) was approved by the Board of Directors of the Corporation on April 4, 2013.

THIRD: The increase in the Corporation’s authorized shares of stock reflected in this amendment to the Restated Articles was duly approved by the shareholders of the Corporation on June 26, 2013 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

FOURTH: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE II”

Authorized Capital Stock

1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue shall be Two Hundred Fifteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (215,333,333); the total number of authorized shares of Common Stock shall be Two Hundred Fifteen Million (215,000,000); and the total number of authorized shares of Preferred Stock shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333).

FOURTH: These Articles of Amendment shall be effective at on June 26, 2013.

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute this Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation.

EXECUTED this 26th day of June, 2013.

CELL THERAPEUTICS, INC., a Washington corporation

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer